EXHIBIT 99.1

PharmChem Announces GAO Decision

HALTOM CITY, Texas, Feb. 18, 2004 (PRIMEZONE) -- PharmChem, Inc. (OTCBB:PCHM) announced that the Government Accounting Office (the "GAO") had ruled against the Company in the matter of the Company's protest of the Administrative Office of U.S. Courts ("AOUSC")'s award of its drug testing contracts to other laboratories. The Company has filed a Motion to Reconsider with the GAO. However, given the ruling by the GAO, it is expected that AOUSC will discontinue all testing by the Company when the current contract extension expires. This award does not affect the sale by the Company of PharmScreen(R), PharmView(TM) and PharmChek(R) products to AOUSC.

As previously reported, AOUSC awarded its drug testing program to three other laboratories. The current contract between AOUSC and the Company originally expired late in 2002 after running for five years. During this time, AOUSC requested and the Company granted several extensions of the term of the existing contract, the last of which was granted by the Company on December 31, 2003, permitting AOUSC to use the Company's services through April 30, 2004.

During 2003 revenue for laboratory services to AOUSC comprised nearly $7.2 million or 27% of the Company's sales. Therefore, as previously reported, the loss of this customer will have a material adverse effect on the Company's operations, even after the implementation of significant cost reduction measures, including layoffs. It is unlikely the Company will be able to replace this business in the near future.

The foregoing includes certain forward-looking statements which involve risks and uncertainties including, without limitation, competitive conditions, economic conditions, credit availability, the possibility that contracts may be terminated or not renewed (including the effect of the loss of the AOUSC contract as described above), customer acceptance of new products and regulatory issues. These and other factors affecting operating results are included in the Company's Form 10-K for the year ended December 31, 2002.

PharmChem is a leading independent laboratory providing integrated drug testing services on a national basis to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

CONTACT:  PharmChem
          Joe Halligan
          President and CEO
          817-605-6601

          David Lattanzio
          Vice President and CFO
          817-605-6602